Exhibit 99.1

NEWS RELEASE

Investors:	Media:
Jason Korstange	Mark Goldman
(952) 745-2755	(952) 475-7050
news@tcfbank.com

FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION  200 Lake Street East, Wayzata, MN 55391-1693

TCF’S BOARD OF DIRECTORS ELECTS RICHARD H. KING
TO BOARD MEMBERSHIP

WAYZATA, Minn. – July 23, 2014 – The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced the election of Richard H. King to the TCF Board of Directors, effective July 21, 2014.

Mr. King is executive vice president and chief operating officer for technology at Thomson Reuters. He has been with Thomson Reuters since 2000 and has held several executive level roles in the company, including chief technology officer of the Professional division and chief technology officer and chief operations officer of the Legal business unit. Prior to Thomson Reuters, Mr. King held executive level positions at Ceridian Employer Services, Jostens Learning and WICAT Systems, Inc.

“We are pleased to welcome Rick King to TCF’s Board of Directors,” said William A. Cooper, chairman and chief executive officer. “His deep expertise in technology strategy and his insights into building and scaling world-class technology infrastructures to support business growth will be valuable assets as TCF continues to invest in new platforms to serve its customers. The Board and management team look forward to benefitting from Rick’s extensive technology background and experience in the financial information sector.”

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About TCF Bank

TCF is a Wayzata, Minnesota-based national bank holding company. As of March 31, 2014, TCF had $18.8 billion in total assets and 381 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in 48 states. For more information about TCF, please visit http://ir.tcfbank.com.

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